Exhibit 10.1



                          LOCK-UP AND VOTING AGREEMENT
                          ----------------------------

     This Lock-up and Voting Agreement, dated as of [ , 2006] (this "Agreement"), is made and entered into by and between Metromedia International Group, Inc., a Delaware corporation ("MIG"), and each holder of MIG's 7.25% Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock") that is a signatory party hereto (individually, a "Consenting Preferred Stockholder" and collectively, the "Consenting Preferred Stockholders"). MIG and each of the Consenting Preferred Stockholders is referred to individually as a "Party" and are referred to collectively as the "Parties."

                                    RECITALS

     WHEREAS, each of the Consenting Preferred Stockholders, as of the date hereof, is the beneficial owner (and/or agent, advisor, affiliate, manager or other authorized representative of the beneficial owner(s)) of, has voting power and dispositive power with respect to (i) the Preferred Stock, and owns or controls the aggregate amount of Preferred Stock identified on the signature page hereto (the rights evidenced by the Preferred Stock owned by the Consenting Preferred Stockholders on the date of this Agreement and any Preferred Stock acquired by any Consenting Preferred Stockholder after the date of this Agreement are referred to herein as the "Preferred Stock Interests") and (ii) the common stock of MIG (the "Common Stock") and owns or controls the aggregate amount of Common Stock identified on the signature page hereto (the rights evidenced by the Common Stock owned by the Consenting Preferred Stockholders on the date of this Agreement and any Common Stock acquired by any Consenting Preferred Stockholder after the date of this Agreement are referred to herein as the "Common Stock Interests");

     WHEREAS, MIG and the Consenting Preferred Stockholders have engaged in good faith negotiations with the objective of reaching an agreement with regard to the distribution of the proceeds of the sale of substantially all of MIG's assets (the "Sale Transaction") (should such a sale be consummated);

     WHEREAS, MIG intends, subject to the terms and conditions of this Agreement, to prepare and file a disclosure statement (the "Disclosure Statement") and plan of reorganization (the "Plan") consistent with and to implement the terms set forth in this Agreement and the term sheet attached hereto as Exhibit "A" (the "Term Sheet") in a case (the "Chapter 11 Case") filed under chapter 11 of title 11 of the United States Code, as amended (the "Bankruptcy Code"), and MIG intends to use its reasonable best efforts to have such Disclosure Statement approved and such Plan confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), in each case as expeditiously as possible under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") following a binding agreement to sell substantially all of its assets;

     WHEREAS, in order to expedite the implementation of the Plan, each Consenting Preferred Stockholder is prepared to commit, on the terms and subject to the conditions of this Agreement and, when properly solicited to do so, to vote its Preferred Stock Interests to accept the Plan.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MIG and each Consenting Preferred Stockholder hereby agrees as follows:

     1. Agreement. MIG and the Consenting Preferred Stockholders, to the extent permitted by applicable law, agree to the terms set forth in the Term Sheet and this Agreement.

     2.   Voting.

          2.1 So long as this Agreement shall remain in effect, each Consenting Preferred Stockholder agrees that (i) when properly solicited to do so, it shall timely vote its Preferred Stock Interests and Common Stock Interests (and not revoke or withdraw such vote) to accept the Plan, in accordance with the Term Sheet, subject to the terms herein, including the provisions of Section 6 herein, provided that the terms of the Plan and Disclosure Statement are in all material respects consistent with the terms set forth in the Term Sheet, (ii) it shall not object to or otherwise commence any proceeding to oppose or object to confirmation and consummation of the Plan including, but not limited to, filing an involuntary chapter 11 case against MIG, and (iii) it shall not vote its Preferred Stock Interests and Common Stock Interests in favor of any other plan.

          2.2 Notwithstanding the foregoing provisions, nothing in this Agreement shall require the Consenting Preferred Stockholders to take any action prohibited by the United States Bankruptcy Code, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any rule or regulations thereunder or by other applicable law or regulation or by any order or direction of any court or any federal or state governmental authority.

          2.3 It is agreed by and among MIG and the Consenting Preferred Stockholders that the right of any or all of them to enforce the rights and obligations under this Agreement between and among MIG and the Consenting Preferred Stockholders shall not be abridged, modified or in any manner affected by the commencement of a chapter 11 case against MIG.

     3. Restriction on Transfer/Obligations of Transferee. Each Consenting Preferred Stockholder hereby agrees that, so long as this Agreement shall remain in effect, it shall not sell, transfer or assign its Preferred Stock or any option thereon or any right or interest (voting or otherwise) therein, unless the transferee thereof agrees in writing to be bound by all the terms of this Agreement by executing the transfer form attached hereto as Exhibit "B" and the transferor promptly provides MIG with a copy thereof, in which event MIG shall be deemed to have acknowledged that its obligations to the Consenting Preferred

Stockholder hereunder shall be deemed to constitute obligations in favor of such transferee, and MIG shall confirm that acknowledgement in writing (but the transferor need not wait for such confirmation prior to consummating such transfer).

     4. Company Agreements. MIG hereby agrees that it shall, following execution of a binding agreement to sell substantially all of its assets, use its reasonable efforts to have the Disclosure Statement approved by the Bankruptcy Court, and thereafter to use its reasonable efforts to obtain an order of the Bankruptcy Court confirming the Plan, in each case as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules, and consistent with the terms and conditions set forth in the Term Sheet.

     5. Support of the Plan. Subject to Section 14 of this Agreement, as long as this Agreement remains in effect, each Consenting Preferred Stockholder will, subject to the provisions of this Agreement, support and, when properly solicited to do so, vote for the Plan. As long as this Agreement remains in effect, each Consenting Preferred Stockholder, in any capacity, whether as a holder of the Preferred Stock or other securities or claims against MIG, shall not (a) oppose the chapter 11 filing; (b) object to confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Plan, (c) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any chapter 11 or chapter 7 case commenced in respect of MIG, (d) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of MIG or any of its subsidiaries that could reasonably be expected to prevent, delay or impede the successful sale of substantially all of MIG's assets and distribution of the proceeds of such sale as contemplated by the Term Sheet or the Plan, (e) permit any of its subsidiaries, affiliates, officers, directors, employees, members, investment bankers, attorneys, advisors, agents or representatives (collectively, any "Affiliate")(1) to, directly or indirectly, (i) solicit, initiate or encourage the submission of any other plan, (ii) enter into any agreement with respect to any other plan, or
(iii) participate in any discussions or negotiations regarding, or furnish to any person any information, with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any plan other than the Plan, (f) object to the Disclosure Statement or the solicitation of acceptances to the Plan, or (g) take any action, directly or indirectly, with respect to MIG, any of its subsidiaries or otherwise that is inconsistent with, or that would delay confirmation of, the Plan. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Consenting Preferred Stockholder or any Affiliate, whether or not such Affiliate is purporting to act on behalf of such Consenting Preferred Stockholder, shall be deemed to be a material breach of this Agreement by such Consenting Preferred Stockholder.


-------------------------
(1) It is acknowledged by both parties that a person or entity having an investment in a Consenting Preferred Holder will not be deemed an "Affiliate".

     6. Acknowledgement. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Consenting Preferred Stockholder will not be solicited until the Consenting Preferred Stockholder shall have received the Disclosure Statement and related ballot, as approved by the Bankruptcy Court.

     7. Termination of Agreement. The Consenting Preferred Stockholder may terminate its obligations hereunder, and may rescind its vote on the Plan (which vote shall be null and void and have no further force and effect) if one of the following termination events occurs:

          (a) MIG shall not have commenced the Chapter 11 Case on or before December 31, 2006 (such date of commencement, the "Petition Date"), filed a Plan consistent in all material respects with the Term Sheet and Disclosure Statement relating thereto with the Bankruptcy Court on or before five (5) days after the Petition Date, or such later date as MIG and the holders of Preferred Stock who are a party to a lock-up and voting agreement with respect to the distributions contemplated by the Term Sheet with the Company representing a majority of Preferred Stock held by such holders (a "Consenting Majority") shall mutually agree;

          (b) MIG shall file with the Bankruptcy Court a plan of reorganization, or an amendment to the plan of reorganization that is materially inconsistent with the Term Sheet;

          (c) The Plan shall not have been confirmed by the Bankruptcy Court on or before October 1, 2007; provided, however, that with respect to this Section 7(c) of this Agreement, such date shall be extended, on a daily basis, so long as (i) a hearing to consider confirmation of the Plan has commenced and is continuing and (ii) the Company is using its best efforts to obtain an order of the Bankruptcy Court confirming the Plan;

          (d) MIG publicly announces that it is no longer actively engaged in discussions or negotiations in respect of a sale transaction involving the sale of all or substantially all of its assets (whether by merger, stock sale, asset sale or other form of transaction); it being understood and agreed that MIG is hereby covenanting that it shall, in its reasonable judgment, determine if the foregoing set of circumstances exists, and, if so, issue a press release to such effect no later than 48 hours after making such determination;

          (e) The Chapter 11 Case shall have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;

          (f) an occurrence of whatever nature that results in the material impairment of the ability of (x) MIG to perform its material obligations under the Plan or Term Sheet or (y) the Consenting Preferred Stockholder to realize the material benefits intended to be provided to the Consenting Preferred Stockholder under the Plan;

          (g) MIG shall have made or engaged in any act or omissions that is inconsistent with the Term Sheet; or

          (h) A Chapter 11 trustee shall have been appointed for MIG pursuant to section 1104 of the Bankruptcy Code;

provided, however, that a Consenting Majority is required to take any action under Section 7(b), and such Consenting Majority shall give MIG no less than five (5) business days' notice in order to provide MIG an opportunity to cure such inconsistency.

     8. Additional Payments. If, prior to April 1, 2007, holders of Preferred Stock have not received sixty-eight dollars ($68.00) in cash payable to them in accordance with the Term Sheet, the holders of Preferred Stock shall, from and after such date, be entitled to receive additional amounts equal to an annual rate of five percent (5 %) on the difference between (a) sixty-eight dollars ($68.00) and (b) any amounts received, in cash pursuant to the Term Sheet, prior to April 1, 2007. As of July 1, 2007, such annual rate shall increase and the holders of Preferred Stock shall, be entitled to receive additional amounts equal to an annual rate of seven and a quarter percent (7.25 %) on the difference, if any, between (a) sixty-eight dollars ($68.00) and (b) any amounts received, in cash pursuant to the Term Sheet, prior to July 1, 2007.

     9. Good Faith Negotiation of Documents. Each Party hereby further covenants and agrees to negotiate the definitive documents relating to the Plan in good faith, in any event, in all respects consistent with the Term Sheet.

     10. Effectiveness. This Agreement shall not become effective and binding on the parties hereto unless and until: (i) counterpart signature pages hereto shall have been executed and delivered by MIG and Consenting Preferred Stockholders holding in the aggregate at least sixty-seven percent of the issued and outstanding shares of Preferred Stock and (ii) a fully executed letter of intent has been entered into between MIG and a buyer for the sale of substantially all of the assets of MIG.

     11. Representations and Warranties. MIG and each Consenting Preferred Stockholder, as applicable, represent and warrant to each other that the following statements are true, correct and complete as of the date hereof:

          (a) Beneficial Ownership. As of the date hereof, such Consenting Preferred Stockholder is the beneficial owner (and/or agent, advisor, affiliate, manager or other authorized representative of the beneficial owner(s)) of and has voting power and dispositive power with respect to, the Preferred Stock and Common Stock, and owns or controls the aggregate amount of Preferred Stock and Common Stock identified on the signature page hereto.

          (b) Corporate Power and Authority. Each party has all requisite corporate, partnership or Limited Liability Company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

          (c) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or Limited Liability Company action on its part.

          (d) No Conflicts. The execution, delivery and performance by each party of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to such party or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

          (e) Governmental Consents. The execution, delivery and performance by each party to this Agreement does not and shall not require any registration or filing with, other than potentially filing a form 8K by MIG and/or the filing of a 13D by any Consenting Preferred Stockholders or group thereof holding more than 5% of the Preferred Stock Claims, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court, in the case of MIG.

          (f) Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of each party, enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to the rights of a creditor against a debtor, or by equitable principles relating to enforceability.

     12. Further Acquisition of Interests. This Agreement shall in no way be construed to preclude a Consenting Preferred Stockholder from acquiring additional Preferred Stock Interests. However, any such additional Preferred Stock Interests so acquired shall automatically be deemed to be subject to the terms of this Agreement.

     13. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of MIG and each of the Consenting Preferred Stockholders.

     14. Impact of Appointment to Equity Security Holders' Committee. If any equity security holders' committee is appointed by the United States Trustee in the Chapter 11 Case and the United States Trustee appoints one or more of the Consenting Preferred Stockholders to be a member of such equity security holders' committee pursuant to section 1102 of the Bankruptcy Code, then the fact of such service on such equity security holders' committee shall not otherwise affect the continuing obligations of the Consenting Preferred Stockholders under this Agreement or the validity or enforceability of this Agreement; provided, however, that nothing contained herein shall prevent any such Consenting Preferred Stockholder, in its capacity as a member of such equity committee, from acting in a manner consistent with its fiduciary duties as a member of such equity security holders' committee even if such action is inconsistent with this agreement and the Term Sheet.

     15. Disclosure of Consenting Preferred Stockholder. Unless required by applicable law or regulation, MIG shall not disclose any Consenting Preferred Stockholder's holdings of Preferred Stock Interests without the prior written consent of the Consenting Preferred Stockholder; and if such announcement or disclosure is so required by law or regulation, MIG shall afford the Consenting Preferred Stockholder a reasonable opportunity to review and comment upon any such announcement or disclosure prior to MIG's making such announcement or disclosure. The foregoing shall not prohibit MIG from disclosing the approximate aggregate holdings of Preferred Stock Interests by the Consenting Preferred Stockholders as a group.

     16. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Delaware. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to Delaware jurisdiction, upon the commencement of the Chapter 11 Case, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

     17. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

     18. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

     19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. Except as set forth herein, including without limitation paragraph 3 hereof, no party may assign any of its rights or obligations hereunder without the prior consent of all other parties.

     20. Prior Negotiations. This Agreement and the Term Sheet supersede all prior negotiations with respect to the subject matter hereof.

     21. Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signature of more than one party, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. This Agreement may be executed by facsimile signatures.

     22. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

     23. Consideration. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to the Consenting Preferred Stockholders for their agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement other than MIG's agreement to use its reasonable efforts to obtain approval of the Disclosure Statement and reasonable efforts to confirm the Plan in accordance with the terms and conditions of this Agreement.

     24. No Waiver of Participation and Reservation of Rights. Except as expressly provided in this Agreement, nothing contained herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any Consenting Preferred Stockholder to protect or preserve its rights, remedies and interests, including, without limitation, its interests and claims against MIG or its full participation in any case filed by or against MIG under the Bankruptcy Code. If the transactions contemplated by this Agreement, including, without limitation, the Plan, are not consummated, or if this Agreement is terminated for any reason, then the Consenting Preferred Stockholders, as well as the other parties hereto, fully reserve any and all of their rights, remedies, interests and claims against the other parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                                        METROMEDIA INTERNATIONAL GROUP, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:




                                        Consenting Preferred Stockholder



                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        Aggregate number of shares of Preferred
                                        Stock beneficially owned by Consenting
                                        Preferred Stockholder:


                                        Aggregate number of shares of Common
                                        Stock beneficially owned by Consenting
                                        Preferred Stockholder:

                                    EXHIBIT A
                                    ---------



                  THIS OUTLINE IS NOT AN OFFER WITH RESPECT TO
                  ANY SECURITIES OR SOLICITATION OF ACCEPTANCES
                OF A CHAPTER 11 PLAN. SUCH OFFER OR SOLICITATION
                      ONLY WILL BE MADE IN COMPLIANCE WITH
                      ALL APPLICABLE SECURITIES LAWS AND/OR
                        PROVISIONS OF THE BANKRUPTCY CODE


                      METROMEDIA INTERNATIONAL GROUP, INC.

                             PRELIMINARY OUTLINE OF
                       PRINCIPAL TERMS OF CHAPTER 11 PLAN
                       ----------------------------------


This outline describes certain of the principal terms of a proposed prearranged chapter 11 plan (the "Plan") under 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code") for Metromedia International Group, Inc., a Delaware corporation (the "Company"). The Company intends to file for chapter 11 in the United States Bankruptcy Court for the District of Delaware (the "Chapter 11 Case"). The purpose of the chapter 11 filing is to effectuate a sale of substantially all of the Company's assets and to distribute the proceeds of such sale in the most efficient and timely manner (the "Proposed Transaction"). The Proposed Transaction is subject in all respects to, among other things, definitive documentation, including the Plan, appropriate disclosure materials and related documents. The Proposed Transaction is also subject to the agreement of the Company's major preferred shareholders and entry into appropriate lock-up arrangements with those entities.

Sale of Assets:
---------------

     The Company intends to sell substantially all of its assets in the Chapter 11 Case pursuant to section 363 of the Bankruptcy Code (the "363 Sale"). The Company intends to negotiate and execute a sale agreement immediately prior to filing for chapter 11 and seek approval of the 363 Sale as soon as reasonably practicable after the Chapter 11 filing. Once the 363 Sale is approved and consummated, the Company will hold the proceeds of such sale pending confirmation of the Plan.

Chapter 11 Plan
---------------

     Pursuant to the Plan, claims against, and equity interests in, the Company shall be organized into the following classes. Claims and equity interests in each such class will be satisfied by delivery of the consideration as set forth below on the effective date of the Plan.(2)

Administrative Expense Claims.....      On the Effective Date, each allowed
                                        administrative expense claim shall be
                                        paid, in full, in cash or upon such
                                        other terms as the Company and holder
                                        thereof may agree.

Priority Claims (including
             tax claims) .........      On the Effective Date, each allowed
                                        priority claim shall be paid, in full,
                                        in cash or upon such other terms as the
                                        Company and holder thereof may agree.

Secured Claims....................      On the Effective Date, each holder of an
                                        allowed secured claim shall, at the sole election of the Company, (a) be paid in full, in cash, or (b) otherwise be rendered unimpaired.

Unsecured Claims..................      On the Effective Date, each holder of an
                                        allowed unsecured claim shall be paid,
                                        in full, in cash or upon such other
                                        terms and the Company and holder thereof may agree.

Preferred Stock...................      On the Effective Date, each holder of
                                        preferred stock, that was issued and
                                        outstanding on or prior to the Effective
                                        Date, shall receive the following
                                        consideration:  (A) If the net sales
                                        proceeds after allowed claim payments
                                        and payments of all costs and expenses
                                        associated with the sale and the Chapter
                                        11 case (including, but not limited to:
                                        (i) payments of or, in the case of
                                        disputed claims or expenses, reserves
                                        for, all administrative expense claims,
                                        priority tax claims, secured claims and
                                        general unsecured claims; (ii) necessary reserves for the final liquidation of the Company and its subsidiaries); (iii) professional fees; and (iv) taxes arising out of the sale of assets), plus


------------------------------
(2) The "Effective Date" shall mean the first business day ten (10) days following the entry of a final order confirming the Plan.

                                        any cash on hand and the proceeds of the liquidation of any other of the Company's assets (the "Net Distributable Consideration") is $420 million or less, $68 in cash for each share of preferred stock. If the Net Distributable Consideration is above $420 million, $68 in cash for each share of preferred stock, plus their pro rata share in cash of 50% of the Net Distributable Consideration above $420 million until each holder receives the full amount of all accrued and unpaid dividends payable on the preferred stock as of the date of the chapter 11 filing ("Payment in Full"). After each holder receives Payment in Full, plus any Additional Amounts due and owing, they will also receive their pro rata share in cash of 20% of all remaining Net Distributable Consideration.

                                                        - and -

                                        (B) If, prior to April 1, 2007, holders
                                        of Preferred Stock have not received
                                        $68.00 in cash payable to them in
                                        accordance with the Term Sheet, the
                                        holders of Preferred Stock shall, from
                                        and after such date, be entitled to
                                        receive additional amounts equal to an
                                        annual rate of five percent (5 %) on the difference between (a) $68.00 and (b) any amounts received, in cash pursuant to he Term Sheet, prior to April 1, 2007. As of July 1, 2007, such annual rate shall increase and the holders of Preferred Stock shall, be entitled to receive additional amounts equal to an annual rate of seven and a quarter percent (7.25%) on the difference, if any, between (a) $68.00 and (b) any amounts received, in cash pursuant to the Term Sheet, prior to July 1, 2007. Any amounts received pursuant to this section shall be deemed the "Additional Amounts."

Common Stock......................      On the Effective Date, each holder of
                                        existing common stock shall receive the
                                        following consideration: If the Net
                                        Distributable Consideration is $420
                                        million or less, their pro rata share of the remaining Net Distributable
                                        Consideration after payment of $68 in
                                        cash for each share of existing
                                        preferred stock, plus any Additional
                                        Amounts due and owing.  If the Net
                                        Distributable Consideration is above

                                        $420 million, in addition to receiving
                                        the amounts described above, their pro
                                        rata share of 50% of the Net
                                        Distributable Consideration above $420
                                        million and, after Payment in Full, plus any Additional Amounts due and owing, their pro rata share of 80% of any remaining Net Distributable
                                        Consideration.

Tax Treatment.....................      The Company represents and warrants that
                                        after consummation of the sale of
                                        substantially all of its assets, it will have no earnings and profits as defined for United States federal income tax purposes. Further, the Company covenants that information reporting and withholding shall be made in accordance with this representation and warranty.

Releases..........................      The Plan shall provide for releases from
                                        the Company and the reorganized Company
                                        for the benefit of all (i) current and
                                        former directors and officers, and (ii)
                                        holders of Preferred Stock. In addition, all indemnification provisions currently in place for current and former directors and officers (whether in the company's bylaws, contractual or otherwise) shall survive confirmation of the Plan and shall not be impaired thereby.

D&O Insurance.....................      The Company shall purchase a 6 year tail
                                        policy covering claims against the
                                        Company's current and former officers
                                        and directors.

Fees/Expenses.....................      Counsel to [Preferred Holder] shall be
                                        reimbursed by the Company for all
                                        reasonable documented fees and expenses
                                        incurred on behalf of the Preferred
                                        Stockholders with respect to the
                                        Proposed Transaction and Chapter 11
                                        Case. If [Preferred Holders] counsel
                                        acts as counsel to the Consenting
                                        Preferred Stockholders prior to the
                                        filing of the Chapter 11 Case, the
                                        Company shall likewise pay all of its
                                        reasonable documented fees and expenses.
                                        In the Chapter 11 Case, the Company
                                        shall support a motion under Section

                                        503(b) of the Bankruptcy Code for
                                        allowance and payment of fees and
                                        expenses for [Preferred Holders] counsel whether they are acting for [Preferred Holder] or the Consenting Preferred Stockholders.

Transaction Bonus.................      The Company's management shall not
                                        receive a bonus (or additional
                                        compensation) in connection with the
                                        Proposed Transaction until the Preferred
                                        Stockholders receive at least $68.00, in cash, per Share of Preferred Stock.

The terms set forth in this outline are part of a comprehensive compromise, each element of which is an integral aspect of the Proposed Transaction and, as such, are non-severable. This outline of principal terms is being provided on a confidential basis, and is entitled to protection from any use or disclosure to any party or person pursuant to the terms of the confidentiality arrangements between the Company and the holders of Preferred Stock Interests.

                                    EXHIBIT B
                                    ---------

Re:     Issuer: Metromedia International Group, Inc.
        Securities: 7.25% Cumulative Convertible Preferred Stock
        CUSIP No.: _________________
        Amount of Shares: __________
        Seller: ____________________
        Buyer: _____________________
        Trade Date: ________________


     Reference is made to the transaction identified above. In connection therewith, Buyer represents, warrants, acknowledges and agrees as follows:

     1. In connection with its ownership of the Securities, Seller is a party to a certain Lock-Up and Voting Agreement, dated as of ____, 2006 (the "Lock-Up Agreement"), pursuant to which Seller agreed to support and when properly solicited to do so vote in favor of a Chapter 11 plan or reorganization for the Issuer consistent with the terms of a certain Term Sheet. A copy of the form of Lock-Up Agreement, with exhibits thereto, executed by Seller is annexed hereto as Exhibit A.

     2. Section 3 of the Lock-Up Agreement provides that Seller may not Transfer (as defined therein) the Securities unless the transferee agrees to be bound by the terms of the Lock-Up Agreement as if such transferee had originally executed the Lock-Up Agreement.

     3. As a condition to Seller's agreement to sell the Securities to Buyer, Buyer agrees to be bound by all of the terms and conditions of the Lock-Up Agreement as if it was a party thereto, including, without limitation,
     Section 3 thereof.

     4. Buyer represents and warrants to Seller that it is purchasing the Securities for its own account as principal and is not acting as a broker in connection with the transaction identified above.

     5. Buyer agrees to indemnify, defend and hold Seller and its officers, directors, employees, agents, partners and controlling persons (collectively, the "Seller Indemnitees") harmless from and against any and all expenses, losses, claims, damages and liabilities which are incurred by or threatened against the Seller Indemnitees or any of them including, without limitation, reasonable attorneys' fees and expenses, caused by or in any way resulting from, relating to or in connection with Buyer's breach of any of its representations, warranties or agreements set forth in this Agreement.

     6. The person executing this Agreement on behalf of the Seller represents and warrants that it has been duly authorized and empowered to execute and deliver this Agreement on behalf of the Seller.

     7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provision.



Dated:    __________

[SELLER]


By:________________________
Name:
Title:


[BUYER]


By:________________________
Name:
Title: